EXHIBIT 99.03
                                Southern Company
                        Significant Factors Impacting EPS


                                            3 Months Ended December           12 Months Ended December
                                         -----------------------------      ------------------------------
                                          2006       2005      Change        2006       2005      Change
                                         ------     ------    --------      ------     ------    --------

Consolidated Earnings-As Reported        $ 0.25     $ 0.21      $0.04       $ 2.12     $ 2.14     $(0.02)
(See Notes)
  Significant Factors:
   Retail Business                                               0.05                               0.06
   Competitive Generation                                        0.01                               0.05
   Synthetic Fuels                                              (0.01)                             (0.09)
   Parent Company and Other                                     (0.01)                             (0.04)
                                                              -------                            -------
    Total-As Reported                                           $0.04                             $(0.02)
                                                              =======                            =======


                                            3 Months Ended December           12 Months Ended December
                                         -----------------------------      ------------------------------
                                          2006       2005      Change        2006       2005      Change
                                         ------     ------    --------      ------     ------    ---------

Consolidated Earnings-Excluding Synfuels $ 0.25     $ 0.20      $0.05       $ 2.10     $ 2.03      $0.07
(See Notes)
  Total-As Reported                                              0.04                              (0.02)
  Less: Synthetic Fuels                                          0.01                               0.09
                                                              -------                            --------
    Total-Excluding Synthetic Fuels                             $0.05                              $0.07
                                                              =======                            ========


Notes

- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- For the fourth quarter 2006, diluted earnings per share was less than 1 cent. For year-to-date 2006, diluted earnings per share was 2 cents. For the fourth quarter 2005, diluted earnings per share was less than 1 cent. For year-to-date 2005, diluted earnings per share was 1 cent.
- Southern Company's synthetic fuel investments did not contribute significantly to Southern Company's earnings and earnings per share for the three months and twelve months ended December 31, 2006. Due to higher oil prices in 2006, such tax credits were partially phased out and one synthetic fuel investment was terminated.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.